Exhibit (d)(9)
Execution Version

February 22, 2008

TO RESPIRONICS, INC.:

     With reference to the Agreement and Plan of Merger, dated as of December 20, 2007 and amended as of February 1, 2008 (as so amended, the “Merger Agreement”), among Philips Holding USA Inc., a Delaware corporation (“Parent”), Moonlight Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Respironics, Inc., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties”), this letter agreement confirms our agreement as follows. Section 1.1(d) of the Merger Agreement is hereby amended by inserting, after the third sentence thereof, the following sentence: “Notwithstanding the foregoing, Merger Sub shall extend the second Expiration Date from 12:00 Midnight, New York City time, on February 22, 2008 to 5:00 p.m., New York City time, on March 6, 2008.”

     Except as specifically amended by the terms of this letter agreement, the terms and conditions of the Merger Agreement are and shall remain in full force and effect for all purposes. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

     If you are in agreement with the foregoing, please execute and deliver to us a counterpart of this letter agreement, whereupon this letter agreement shall constitute a valid and binding agreement among us.

[signature page follows]

PHILIPS HOLDING USA INC

By: /s/ Michael L. Manning Name: Michael L. Manning Title: Attorney-in-fact

By: /s/ Michael J. Spahn Name: Michael J. Spahn Title: Attorney-in-fact

MOONLIGHT MERGER SUB, INC

By: /s/ Michael L. Manning Name: Michael L. Manning Title: Attorney-in-fact

By: /s/ Michael J. Spahn Name: Michael J. Spahn Title: Attorney-in-fact

Agreed and accepted as of the
date first above written by:

RESPIRONICS, INC

By: /s/ Steven P. Fulton Name: Steven P. Fulton Title: Vice President and General Counsel